EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard/ksdennard@drg-e.com
Karen Roan/kcroan@drg-e.com
DRG&E/713-529-6600

POWELL INDUSTRIES ANNOUNCES THE ACQUISITION OF
SWITCHGEAR & INSTRUMENTATION LTD.

Conference call to discuss this transaction scheduled for Friday, July 8 at 11:00 a.m. EDT

     HOUSTON — JULY 5, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it has completed the acquisition of UK-based Switchgear & Instrumentation Limited (S&I), a division of NG Bailey Organisation Limited (NGBO), for $18.4 million in cash, which comprises the fixed assets of the business and select working capital. The transaction will be financed with a portion of Powell’s existing cash and bank debt.

     “We are extremely pleased that we are able to make this acquisition. Based on the markets that S&I serves and the technologies deployed, we believe it is an excellent fit,” stated Thomas W. Powell, chairman and chief executive officer of Powell. “This acquisition is a part of our overall strategy to position Powell as the leader in meeting the highly customized needs of clients wherever they are located and to move with our customers in an increasingly global economy. S&I is a dominant supplier to the international oil, gas and petrochemical sectors and to UK-based EPC (Engineering Procurement and Contracting) firms, where brand recognition and product knowledge are critical. S&I has a proven capability to supply fully integrated systems solutions and project management to customers with highly complex and specific requirements in all operating environments.

     “Powell’s focus is on customers with large, complex, customized projects, and when it comes to managing their electrical equipment needs, we deal with the requirements of these major multinational companies under ANSI (American National Standards Institution) electrical specifications. S&I’s emphasis is on these same customers and their IEC (International

Electrotechnical Commission) specification needs. In fact, a major customer in S&I’s current backlog is also one of our largest clients. This acquisition will allow us to support major multinational firms that have complex projects around the world and over time develop much broader relationships with them,” continued Mr. Powell.

     S&I is the UK’s leading supplier of medium and low voltage switchgear, intelligent motor control systems and power distribution solutions to a wide range of process industries, including oil, gas, petrochemical, power generation and distribution, heavy industry, pharmaceuticals and water and wastewater treatment. Driven by the highly complex requirements of its target markets, in particular the oil, gas and petrochemical sectors, S&I’s intelligent solutions offer the most flexible and technically advanced production, control and monitoring functions available. Like Powell, S&I has had a commitment to research and development and has achieved significant growth as a result of its continued focus on R&D and the ensuing expansion of its range of products and integrated solutions. Additionally, as Powell has with its power control rooms, S&I has modular design expertise and offers leading modular solutions for large and complex projects in the switchgear market.

     S&I has a 12,000 square meter manufacturing facility in Bradford UK, a dedicated sales presence in the UK and approximately 300 employees. It has operated as a stand-alone business within NGBO and despite ongoing investment in S&I in terms of management, research and development and operational infrastructure, the business has remained non-core to the parent company for a number of years. Over 90 percent of the parent company’s revenues relate to the provision of mechanical and electrical contracting and maintenance services to the UK construction industry. The decision to sell S&I after over 40 years of ownership was triggered by the recent refinement of the future direction, strategy and priorities of NGBO.

     The company expects minimal impact from the acquisition in the current fiscal year ending October 31, 2005. However, the acquisition is expected to be accretive in the first full year of ownership. The incremental impact of the acquisition in the first 12 months is expected to result in revenues of $45 to 50 million and earnings of $0.14 to 0.19 per diluted share. Powell’s financial advisor on this acquisition was Hayes Novus.

     Partly in connection with the acquisition and partly to expand its financing capacity, Powell also announced that it has entered into a credit agreement with Bank of America, N.A. as administrative agent and with certain other financial institutions, expanding and replacing its existing facility with Bank of America. The credit agreement is a senior credit facility extending a $22,000,000 revolving line of credit to Powell and a £4,000,000 ($7.4 million) revolving line of credit and a £6,000,000 ($11.1 million) single advance term loan to Powell’s UK subsidiaries.

The obligations are secured by the stock of Powell’s subsidiaries. The loans to Powell’s UK subsidiaries have been made in part to fund the UK acquisition and in part to provide local currency working capital and letter of credit facilities. The credit facility expires on June 30, 2008.

CONFERENCE CALL

     Since management is traveling back from the UK, they will host a conference call on Friday, July 8, 2005 at 11:00 a.m. EDT (10:00 CDT) to discuss this acquisition. To participate in the call, dial (303) 262-2140 and ask for the Powell Industries call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until July 15, 2005. To access the replay, dial (303) 590-3000 using a passcode of 11034000. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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